Item 77I - 	Deutsche Core Fixed Income Fund,
Deutsche Fixed Income
Opportunities Fund, Deutsche
Global High Income Fund, Deutsche
Strategic Government Securities
Fund, and Deutsche Unconstrained
Income Fund (each, a series of
Deutsche Income Trust)
Class T Shares
Class T shares for Deutsche Core Fixed Income Fund,
Deutsche Fixed Income Opportunities Fund, Deutsche
Global High Income Fund, Deutsche Strategic
Government Securities Fund, and Deutsche
Unconstrained Income Fund became effective on February 1, 2017. Class T shares are only available through certain financial intermediaries and are sold with a front-end sales load but no deferred sales charge when shares are sold.
As of June 23, 2017, Class T shares were not available for purchase for Deutsche Core Fixed Income Fund,
Deutsche Fixed Income Opportunities Fund, Deutsche
Strategic Government Securities Fund, and Deutsche
Unconstrained Income Fund. As of June 5, 2017, Class
T shares of Deutsche Global High Income Fund are available for purchase.
Deutsche Strategic Government Securities Fund
Merger
In February 2017, the Board of Trustees of Deutsche
Strategic Government Securities Fund (Acquired Fund) gave approval to a proposal by Deutsche Investment
Management Americas Inc., the advisor of the Acquired
Fund, to effect the merger of the Acquired Fund into Deutsche GNMA Fund, a series of Deutsche Income
Trust (Acquiring Fund). Effective May 19, 2017, the
Acquired Fund merged into the Acquiring Fund. As a result of the merger, shareholders of the Acquired Fund became shareholders of the Acquiring Fund.